Exhibit 99.1

            [Starnet Communications International Inc. Logo]
                   News Release for Immediate Release

      STARNET REDUCES INPHINITY WORKFORCE TO STREAMLINE OPERATIONS

St. Johns, Antigua, January 5, 2001 - Starnet Communications International Inc. (OTC-BB: "SNMM") ("Starnet"), a leading provider of interactive media and information systems for companies engaged in the Internet gaming industry, today announced a workforce reduction of approximately 30 employees at its Vancouver, B.C. based Inphinity Interactive subsidiary ("Inphinity") in order to reduce expenditure levels and increase operating efficiencies. As part of the reductions, Jason King, previously Inphinity's Chief Executive Officer, has left the company. The reductions are effective immediately and are primarily in the managerial, administrative and support areas.

These actions are part of Starnet's focus on aggressively pursuing opportunities to improve cash flow from operations without jeopardizing future revenue growth. The total salary and benefits associated with the departed employees is in the range of 1-1.2 Million dollars (U.S.). Inphinity's core development team remains intact and will focus on producing superior software products for Starnet's various business units, which have also been re-aligned to foster greater efficiency and accountability. Greater cost control mechanisms have also been implemented within the Inphinity organization and the Company anticipates taking further measures to reduce overall company-wide expenditures in the weeks ahead.

Interim President and Chief Executive Officer Fred Hazell commented "we have taken these measures in order to make Starnet and its subsidiaries a leaner, more client-focussed business group. We are transforming our corporate culture from a software development focus to one devoted to business development and an improved bottom line. Starnet intends to transform itself into an integration and delivery organization offering multiple interactive gaming products to our licensees across a standardized technology platform. The activities now underway provide the basis for enhanced business performance going forward, and increased shareholder value."

ABOUT STARNET

Starnet is a leading developer and producer of Internet technologies for gaming applications. The company's new software, Beyond2000, which began a phased launch in August, 2000, will offer a full suite of gaming products, including casinos, sports betting, bingo, lotto, and horse racing. Games are available in a number of different formats including Java, C++, and HTML and comprehensive marketing support software is also provided. For more information, please visit www.snmm.com or email sales@starnetsystems.net.

Starnet is an SEC reporting US (Delaware) corporation, which currently trades on the Over-The-Counter Bulletin Board. The company began trading in September of 1997 under the symbol "SNMM". Starnet is also listed on the Berlin and Frankfurt Stock Exchanges where it is traded on the Over-The-Counter market under the symbol "SNM".


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CONTACT:
--------

Starnet Communications International Inc.
Rob Grace, Investor Relations Manager
Ph: (604) 608-2255 Fax: (604) 639-9339
North American Toll Free- 1-888-883-0833
Email - ir@snmm.com

Or

Ogilvy Public Relations Worldwide
Amy Mumma
Ph: (212) 884-4036

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical fact are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays in testing and evaluation of products, shareholder approval of the proposal to reorganize into a new holding company incorporated in the U.K., regulation of the online gaming industry, and other risks detailed from time to time in Starnet's filings with the Securities & Exchange Commission. We assume no responsibility for the accuracy and completeness of these statements and are under no duty to update any of the forward-looking statements contained herein to conform these statements to actual results. This is not an offer to sell or a solicitation of an offer to purchase any securities.